EXHIBIT 99.1

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Contact: Stephen H. Gordon	Chairman & CEO	Telephone: (949) 585-7500
David S. DePillo	President & COO	Facsimile: (949) 585-0174

COMMERCIAL CAPITAL BANCORP, INC. ANNOUNCES

FOUR-FOR-THREE STOCK SPLIT

Irvine, CA – January 26, 2004 – Commercial Capital Bancorp, Inc. (“CCBI” or the “Company”), (NASDAQ: “CCBI”), announced today that its Board of Directors has approved a four-for-three stock split in the form of a stock dividend for shareholders of record at the close of business on February 6, 2004, the new shares will be distributed by the Company’s transfer agent, Registrar and Transfer Company, on February 20, 2004.

Shareholders will receive one additional share for every three shares of common stock owned. In lieu of issuing fractional shares, shareholders will receive a cash payment based on the average of the high and low sales prices of the common stock on the record date, and adjusted for the split. As of January 23, 2004, the Company has 22,472,279 shares of common stock outstanding. The stock split will increase the number of shares outstanding to approximately 29,963,038, assuming no fractional shares or additional shares are issued.

CCBI, headquartered in Irvine, CA, is a multifaceted financial services company which provides financial services to meet the needs of its client base, which includes income-property real estate investors, middle market commercial businesses, and high net-worth individuals, families and professionals. At December 31, 2003, CCBI had total assets of $1.7 billion, was the 4th largest multi-family lender in California during the 12 months ended September 30, 2003 (source: Dataquick Information Systems) and had originated approximately $3.1 billion in multi-family and commercial real estate loans through December 31, 2003. Commercial Capital Bank, the Company’s bank subsidiary, was the fastest growing banking organization in California, based on percentage growth in total assets over the 36 months ended September 30, 2003 (source: www.fdic.gov). The Bank has full service banking offices located at the Company’s headquarters in Irvine, Rancho Santa Margarita, Riverside, and La Jolla and loan origination offices in Sacramento, Corte Madera (Marin County), Oakland, Burlingame, Woodland Hills, Encino, Los Angeles, Irvine, and La Jolla, CA, and plans to open a banking office in Beverly Hills, CA in the second quarter of 2004.

This press release may include forward-looking statements (related to each company’s plans, beliefs and goals), which involve certain risks, and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: competitive pressure in the banking industry; changes in the interest rate environment; the health of the economy, either nationally or regionally; the deterioration of credit quality, which would cause an increase in the provision for possible loan and lease losses; changes in the regulatory environment; changes in business conditions, particularly in California real estate; volatility of rate sensitive deposits; asset/liability matching risks and liquidity risks; and changes in the securities markets. CCBI undertakes no obligation to revise or publicly release any revision to these forward-looking statements.